UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 12, 2025

JAMES RIVER GROUP HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36777	98-0585280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Clarendon House, 2 Church Street, Hamilton, Pembroke HM11, Bermuda
(Address of principal executive offices)
(Zip Code)
(441) 295-1422
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐    Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐    Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.0002 per share	JRVR	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On June 12, 2025, James River Group Holdings, Ltd. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with KeyBank National Association (“KeyBank”) as Administrative Agent and Letter of Credit Issuer, KeyBank and Truist Securities, Inc. as Joint Book Runners and Joint Lead Arrangers, Truist Bank as Syndication Agent, and the lender parties thereto. The Credit Agreement replaced the Company’s previous Third Amended and Restated Credit Agreement dated as of July 7, 2023, as amended (the “Previous Credit Agreement”), that provided for a $212.5 million unsecured revolving credit facility and a $45 million secured revolving credit facility.
The Credit Agreement provides for a $212.5 million unsecured revolving credit facility available for general corporate purposes and matures on June 12, 2028. Following the sale of its third-party reinsurance business, the Company no longer has a need for the secured revolving credit facility provided by the Previous Credit Agreement. The interest rates applicable to the loans under the Credit Agreement are generally based on a base rate or a term rate based on SOFR, in each case plus a specified margin based on the Company’s Leverage Ratio (as defined in the Credit Agreement). In addition, the Company will pay an unused facility fee on each lender’s commitment.
The Credit Agreement provides for an accordion feature that permits the Company to request that one or more lenders (without the consent of the other lenders) or new financial institutions (with the consent of the Administrative Agent) provide it with increases in the credit facility of up to an aggregate of $30 million, subject to satisfaction of certain conditions.
The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default. The Credit Agreement also includes financial covenants, including a maximum leverage ratio and minimum consolidated net worth, risk-based capital ratio and financial strength rating requirements.
In connection with the Credit Agreement, James River Group Holdings UK Limited (“JRG UK”), a private limited company incorporated under the Laws of England and Wales and a direct wholly owned subsidiary of the Company, and James River Group, Inc. (“JRGI”), a Delaware corporation and an indirect wholly owned subsidiary of the Company, each entered into a Continuing Guaranty of Payment dated June 12, 2025 (each, a “Payment Guaranty”) in favor of KeyBank, as Administrative Agent and as Letter of Credit Issuer, and the lenders as a condition to the effectiveness of the Credit Agreement and the lenders’ advance of loans pursuant to the terms and conditions of the Credit Agreement. Pursuant to its respective Payment Guaranty, each of JRG UK and JRGI guarantees the payment and performance of the Company’s obligations under the Credit Agreement and other Loan Documents.
KeyBank, or its affiliates, and certain lenders, or their affiliates, have provided and may in the future from time to time provide certain commercial and investment banking, financial advisory and other services to the Company and its subsidiaries, for which they have received or will receive customary fees and commissions.
A copy of the Credit Agreement, the JRG UK Payment Guaranty, and JRGI Payment Guaranty are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the Credit Agreement and each Payment Guaranty in this report is qualified in its entirety by the terms of the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits
The following Exhibits are furnished as a part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1*
Credit Agreement, dated as of June 12, 2025, by and among James River Group Holdings, Ltd., KeyBank National Association, as Administrative Agent and Letter of Credit Issuer, KeyBank National Association and Truist Securities, Inc. as Joint Book Runners and Joint Lead Arrangers, Truist Bank as Syndication Agent, and the lender parties thereto.

10.2
Continuing Guaranty of Payment, dated as of June 12, 2025, by James River Group Holdings UK Limited, as Guarantor, pursuant to Credit Agreement dated as of June 12, 2025, among James River Group Holdings, Ltd., KeyBank National Association, as Administrative Agent and Letter of Credit Issuer, KeyBank National Association and Truist Securities, Inc., as Joint Book Runners and Joint Lead Arrangers, Truist Bank as Syndication Agent, and the lender parties thereto

10.3
Continuing Guaranty of Payment, dated as of June 12, 2025, by James River Group, Inc., as Guarantor, pursuant to Credit Agreement dated as of June 12, 2025, among James River Group Holdings, Ltd., KeyBank National Association, as Administrative Agent and Letter of Credit Issuer, KeyBank National Association and Truist Securities, Inc., as Joint Book Runners and Joint Lead Arrangers, Truist Bank as Syndication Agent, and the lender parties thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Pursuant to Item 601(a)(5) of Regulation S-K, the Schedules to this Exhibit have been omitted. A copy of the omitted schedules will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER GROUP HOLDINGS, LTD.

Dated: June 13, 2025	By: /s/ Sarah C. Doran
Sarah C. Doran
Chief Financial Officer